UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

March 27, 2007
Date of report (Date of earliest event reported)

UNITED FUEL & ENERGY CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

333-68008	91-2037688
(Commission File Number)	(IRS Employer Identification No.)

405 N. Marienfeld, 3rd Floor, Midland, Texas	79701
(Address of Principal Executive Offices)	(Zip Code)

(432) 571-8000
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On March 27, 2007, United Fuel & Energy Corporation, a Texas corporation formerly known as Eddins-Walcher Company (“United”), and Three D Oil Co. of Kilgore, Inc., a Texas corporation (“Three D”), entered into a second amended and restated financing agreement with The CIT Group/Business Credit, Inc., as agent and a lender, SunTrust Bank, as documentation agent and a lender, and PNC Bank, National Association, and Wachovia Bank, N.A., as lenders. United and Three D are subsidiaries of United Fuel & Energy Corporation, a Nevada corporation.

The Amended and Restated Financing Agreement amended the terms of our existing revolving credit facility to, among other things, (a) extend the maturity to September 30, 2012, (b) increase the line of credit to $70,000,000, (c) reduce the interest rate to LIBOR plus 1.75% or prime, at our option, for 2007 and thereafter based on levels of fixed charge coverage, (d) provide for improved advance rates on certain collateral, (e) eliminate a financial covenant to provide more flexibility for borrowing, and (f) release the personal guarantee of our principal shareholder. In addition to the amendment to the existing revolving credit facility, the Amended and Restated Financing Agreement also provides for certain term loan borrowing of up to $20,000,000. The Amended and Restated Financing Agreement provides for an initial term loan of $5,000,000, which was advanced at closing and is secured by certain existing assets, including certain assets which secured three previously outstanding term notes, which had balances of approximately $2,000,000, that were paid off from the $5,000,000 proceeds. In addition, the Amended and Restated Financing Agreement also provides for an acquisition term loan line of credit in an aggregate original principal amount of up to $15,000,000. The acquisition term loans provide for certain advance rates for subsequently purchased equipment and real estate based upon appraised values. The term loans have a maturity of September 30, 2012, are payable in monthly principal installments based upon a 72 month amortization and bear interest at LIBOR plus 2.5% or prime plus .5%, at our option.

 The Amended and Restated Financing Agreement includes usual and customary covenants for credit facilities of this type, including financial covenants requiring the maintenance of certain financial ratios and covenants limiting the following: liens, mergers, substantial asset sales and other fundamental changes. The Amended and Restated Financing Agreement is collateralized by substantially all of our assets. United Fuel & Energy Corporation, a Nevada corporation, guarantees the obligations of both United and Three D under the Amended and Restated Financing Agreement and such guarantee is secured by the capital stock of United. In the event of a default by United and Three D under the Amended and Restated Financing Agreement, the lenders may terminate the commitments under the Amended and Restated Financing Agreement and declare the amounts outstanding, including all accrued interest and unpaid fees, payable immediately. The Amended and Restated Financing Agreement specifies certain customary events of default, including, among others, failure to pay principal, interest or other amounts; inaccuracy of representations and warranties; violation of covenants; cross events of default; certain bankruptcy and insolvency events; and certain undischarged judgments.

The foregoing description of the Amended and Restated Financing Agreement is not complete and is qualified in its entirety by reference to the full text of the Amended and Restated Financing Agreement, a copy of which is filed herewith as Exhibit 10.20 and is incorporated herein by reference.

The Amended and Restated Financing Agreement has been included to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about us. The representations, warranties and covenants contained in the Amended and Restated Financing Agreement were made only for purposes of that agreement and as of specific dates, were solely for the benefit of the parties to the Amended and Restated Financing Agreement, and may be subject to limitations agreed upon by the contracting parties, instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Amended and Restated Financing Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of United Fuel & Energy Corporation. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Amended and Restated Financing Agreement, which subsequent information may or may not be fully reflected in the public disclosures of United Fuel & Energy Corporation.

ITEM 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

The information set forth above in Item 1.01 regarding the Amended and Restated Financing Agreement is hereby incorporated into Item 2.03(a) by reference.

Item 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits.

The following exhibits are filed or furnished herewith:

Exhibit No.	Description

10.20
The Second Amended and Restated Financing Agreement dated March 27, 2007, by and among United Fuel & Energy Corporation, formerly known as Eddins-Walcher Company as a borrower, Three D Oil Co., of Kilgore, Inc., as a borrower, The CIT Group/Business Credit, Inc., as agent and a lender, SunTrust Bank, as documentation agent and a lender, and PNC Bank, National Association, and Wachovia Bank, N.A., as lenders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED FUEL & ENERGY CORPORATION

Date: March 30, 2007	By:	/s/ Bobby W. Page
Bobby W. Page
Vice-President and Chief Financial Officer

 EXHIBIT INDEX

Exhibit No.	Description

10.20
The Second Amended and Restated Financing Agreement dated March 27, 2007, by and among United Fuel & Energy Corporation, formerly known as Eddins-Walcher Company as a borrower, Three D Oil Co., of Kilgore, Inc., as a borrower, The CIT Group/Business Credit, Inc., as agent and a lender, SunTrust Bank, as documentation agent and a lender, and PNC Bank, National Association, and Wachovia Bank, N.A., as lenders.